UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                              GUILFORD MILLS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                         (Title of Class of Securities)

                                    401794201
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                                 (CUSIP Number)

                                  April 2, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

                [X] Rule 13d-1(b)
                [X] Rule 13d-1(c)
                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  401794201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

                Carl Marks Strategic Investments, L.P.
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(2)     Check the Appropriate Box if a Member of a Group*

          (a)   [ ]
          (b)   [ ]
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(3)     SEC Use Only
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(4)     Citizenship or Place of Organization:  Delaware
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Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:        0 shares**
                                        (6) Shared Voting Power:         -0-
                                        (7) Sole Dispositive Power:   0 shares**
                                        (8) Shared Dispositive Power:    -0-

--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        0 shares**
--------------------------------------------------------------------------------

(10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        [    ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   0%**
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    PN
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*See Items 2 and 4 of this Schedule 13G Amendment.
**See Item 4 of this Schedule 13G Amendment.

CUSIP No.  401794201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

                Carl Marks Management Company, L.P.
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group*

          (a)   [ ]
          (b)   [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:        0 shares**
                                        (6) Shared Voting Power:         -0-
                                        (7) Sole Dispositive Power:   0 shares**
                                        (8) Shared Dispositive Power:    -0-

--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        0 shares**
--------------------------------------------------------------------------------

(10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        [    ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   0%**
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    IA, PN
--------------------------------------------------------------------------------

CUSIP No.  401794201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

                Andrew M. Boas
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group*

          (a)   [ ]
          (b)   [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  U.S.
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:           -0-
                                        (6) Shared Voting Power:      0 shares**
                                        (7) Sole Dispositive Power:      -0-
                                        (8) Shared Dispositive Power: 0 shares**

--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        0 shares**
--------------------------------------------------------------------------------

(10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        [    ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   0%**
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    HC, IN
--------------------------------------------------------------------------------

CUSIP No.  401794201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

                Robert C. Ruocco
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group*

          (a)   [ ]
          (b)   [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  U.S.
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:           -0-
                                        (6) Shared Voting Power:      0 shares**
                                        (7) Sole Dispositive Power:      -0-
                                        (8) Shared Dispositive Power: 0 shares**

--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        0 shares**
--------------------------------------------------------------------------------

(10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        [    ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   0%**
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    HC, IN
--------------------------------------------------------------------------------

CUSIP No.  401794201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only):

                James F. Wilson
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group*

          (a)   [ ]
          (b)   [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  U.S.
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:           -0-
                                        (6) Shared Voting Power:      0 shares**
                                        (7) Sole Dispositive Power:      -0-
                                        (8) Shared Dispositive Power: 0 shares**

--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        0 shares**
--------------------------------------------------------------------------------

(10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
        [    ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   0%**
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    HC, IN
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:  Guilford Mills, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            6001 West Market Street, Greensboro, NC 27409


Item 2(a). Name of Person Filing: This Schedule 13G Amendment is being jointly filed by (i) Carl Marks Strategic Investments, L.P., a private investment partnership ("CMSI"); (ii) Carl Marks Management Company, L.P., a registered investment adviser and the sole general partner of CMSI ("CMMC"); and (iii) the three individual general partners of CMMC, Messrs. Andrew M. Boas, Robert C. Ruocco and James F. Wilson.

Item 2(b).  Address  of  Principal  Business  Office  or,  if  none,  Residence:
            900 Third Avenue, 33rd Floor, New York, NY 10022-4775

Item 2(c). Citizenship: CMSI and CMMC are Delaware limited partnerships; Messrs. Boas, Ruocco and Wilson are United States citizens

Item 2(d).  Title of Class of Securities:   Common  Stock,  par value $0.01  per
            share ("Common Stock")

Item 2(e).  CUSIP No.:  401794201


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]   Broker or  dealer registered under  section 15 of the Act
                       (15 U.S.C. 78o).
            (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c).
            (c)  [ ]   Insurance company as defined in  section 3(a)(19) of  the
                       Act (15 U.S.C. 78c).
            (d)  [ ]   Investment  company  registered  under  section 8 of  the
                       Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e)  [X]   An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E);
            (f)  [ ]   An employee benefit plan or endowment fund  in accordance
                       with Section 240.13d-1(b)(1)(ii)(F);
            (g)  [X]   A parent holding company or control person in accordance
                       with Section 240.13d-1(b)(1)(ii)(G);
            (h)  [ ]   A savings associations  as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)  [ ]   A church plan that is  excluded from the definition of an
                       investment company under section 3(c)(14) of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)  [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership

          The following states the beneficial ownership of the Reporting Persons as of April 2, 2004, the effective date as of which CMSI sold all shares of Common Stock then-owned by CMSI. This Schedule 13G Amendment relates to the same shares of Common Stock which previously were owned by CMSI and which may have been deemed to be beneficially owned (i) indirectly by CMMC, as general partner of CMSI, and (ii) indirectly on a shared basis by Messrs. Boas, Ruocco and Wilson, who as general partners of CMMC, the general partner of CMSI, shared the power to direct the vote or disposition of such securities.


CMSI:

         (a)  Amount beneficially owned:  0 shares

         (b)  Percent of class:   0%

         (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote:  0 shares

              (ii) Shared power to vote or to direct the vote:  None

             (iii) Sole power to dispose or to direct the disposition of:
                   0 shares

              (iv) Shared power to dispose or to direct the disposition of: None


CMMC:

         (a)  Amount beneficially owned:  0 shares

         (b)  Percent of class:   0%

         (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote:  0 shares

              (ii) Shared power to vote or to direct the vote:  None

             (iii) Sole power to dispose or to direct the disposition of:
                   0 shares

              (iv) Shared power to dispose or to direct the disposition of: None


Mr. Boas:

         (a)  Amount beneficially owned:  0 shares

         (b)  Percent of class:   0%

         (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote:  None

              (ii) Shared power to vote or to direct the vote:  0 shares

             (iii) Sole  power to dispose or to direct the disposition of:  None

              (iv) Shared power to dispose or to direct the disposition of:
                   0 shares

Mr. Ruocco:

         (a)  Amount beneficially owned:  0 shares

         (b)  Percent of class:   0%

         (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote:  None

              (ii) Shared power to vote or to direct the vote:  0 shares

             (iii) Sole power to dispose or to direct the disposition of:  None

              (iv) Shared power to dispose or to direct the disposition of:
                   0 shares.


Mr. Wilson:

         (a)  Amount beneficially owned:  0 shares

         (b)  Percent of class:  0%

         (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote:  None

              (ii) Shared power to vote or to direct the vote:  0 shares

             (iii) Sole power to dispose or to direct the disposition of:  None

              (iv) Shared power to dispose or to direct the disposition of:
                   0 shares.



Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.


Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.


Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            (Signature Page Follows)

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 13, 2004


Carl Marks Strategic Investments, L.P.

        By: Carl Marks Management Company, L.P., General Partner

            By: /s/ James F. Wilson
               --------------------------
            Title:  A General Partner


Carl Marks Management Company, L.P.

       By: /s/ James F. Wilson
          --------------------------
       Title:  A General Partner



/s/ Andrew Boas
--------------------------
Andrew Boas

/s/ Robert C. Ruocco
--------------------------
Robert C. Ruocco

/s/ James F. Wilson
--------------------------
James F. Wilson



      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)